Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO REPORTS THIRD QUARTER 2005 RESULTS

Dallas, Texas, October 25, 2005 ... ENSCO International Incorporated (NYSE: ESV) reported net income of $76.5 million ($0.50 per diluted share) on revenues of $276.7 million for the quarter ended September 30, 2005, compared to net income of $25.8 million ($0.17 per diluted share) on revenues of $187.0 million for the quarter ended September 30, 2004.

Included in the Company's quarter ended September 30, 2005 results is $5.5 million of expense ($4.0 million after tax, or $0.03 per diluted share) relating to the estimated insurance deductible associated with rig damage sustained during Hurricane Katrina (as further discussed herein).

For the nine months ended September 30, 2005, ENSCO's net income was $188.3 million ($1.24 per diluted share) on revenues of $737.1 million, compared to net income of $64.3 million ($0.43 per diluted share) on revenues of $536.0 million for the nine months ended September 30, 2004.

The average day rate for ENSCO's operating jackup rig fleet for the quarter ended September 30, 2005, increased by 37% to $75,400, compared to $54,900 in the prior year quarter. Utilization of the Company's jackup fleet increased to 85% in the most recent quarter, up from 82% in the quarter ended September 30, 2004. Excluding rigs in a shipyard for contract preparation, regulatory inspection and enhancement, ENSCO's jackup utilization was 98% in the quarter ended September 30, 2005, compared to 91% in the prior year quarter.

Carl Thorne, Chairman and Chief Executive Officer of ENSCO, commented on the Company's current results and outlook: "The third quarter represented our fifth successive quarter of earnings improvement. Day rates increased from second quarter levels in all of our major markets, with double-digit percentage improvement realized in both the North and South America, and Europe and Africa business units.

"We were fortunate not to have sustained any significant damage to our Gulf of Mexico jackup rig fleet as the result of Hurricanes Katrina and Rita. Two ENSCO non-jackup rigs were damaged by Hurricane Katrina. ENSCO 29, one of our Gulf of Mexico platform rigs, incurred significant damage as a result of the storm. Although assessment is ongoing, it presently appears likely that the rig will be declared a constructive total loss. The insured value of ENSCO 29 is $15.0 million and the rig has a net book value of approximately $7.5 million. Further inspection of ENSCO 7500, our deepwater semisubmersible rig, revealed minor deflection in the forward column bulkheads that apparently was sustained in heavy seas while attempting to escape the path of Hurricane Katrina. The rig will continue to operate under contract in the Gulf of Mexico until late October or early November 2005, at which time it will enter a shipyard for scheduled contract preparatory work, and hurricane-damage repairs also will be made at that time. As noted hereinabove, we recorded a $5.5 million expense in the third quarter to cover the estimated insurance deductible for rig damage caused by Hurricane Katrina. It appears that no significant damage to ENSCO rigs was incurred as a result of Hurricane Rita.

"Two of our Gulf of Mexico jackup rigs (ENSCO 86 and ENSCO 87) are currently in shipyards for enhancement and life extension work, with redelivery scheduled for February 2006 and March 2006, respectively. Redelivery of these two rigs next year will substantially complete our ten-year, $1.3 billion rig enhancement program.

"In Asia Pacific, two of our Middle East jackup rigs (ENSCO 88 and ENSCO 96) and one of our Southeast Asia rigs (ENSCO 56) are currently in shipyards undergoing preparatory work for term contracts commencing in the fourth quarter of 2005 and early 2006.

"Construction continues on our new high-specification jackup rigs, ENSCO 107 and ENSCO 108, with deliveries scheduled for the first quarters of 2006 and 2007, respectively. ENSCO 107 is committed for work in Southeast Asia commencing in February 2006 at a day rate in the $105,000 to $110,000 range, with follow-on work starting in late 2006 or early 2007 at a rate of approximately $185,000.

"We recently announced construction of our second deepwater semisubmersible rig, ENSCO 8500, to be built against a firm, four year contract with a consortium of three large independent oil companies. ENSCO 8500 is scheduled for delivery in May 2008 and will represent our twelfth new offshore rig added since mid 2000.

"Looking ahead, we expect further market improvement and increased operating days to contribute to continued earnings growth into 2006. The Gulf of Mexico jackup market could be particularly tight, due to an anticipated 18% reduction in jackup rig supply as the result of the two recent hurricanes, and scheduled mobilization of rigs to international markets. Increased operating days resulting from completion of our enhancement program and commencement of ENSCO 107 operations are expected to add approximately four and one half rig years of revenue, and should contribute meaningfully to our 2006 results."

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to trends in day rates or utilization, future rig utilization and contract commitments, the period of time and number of rigs that will be in a shipyard, scheduled delivery dates for new rigs, the reduction in the jackup rig supply in the Gulf of Mexico, and market trends, outlook, or conditions. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, including changes in rig supply and demand, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks, including hazards created by severe storms and hurricanes, (v) risks associated with operating in foreign jurisdictions, (vi) renegotiation, nullification, or breach of contracts with customers or other parties, (vii) changes in the dates the Company's rigs undergoing shipyard construction, work or enhancement will enter a shipyard or return to service, (viii) availability of transport vessels to relocate rigs, (ix) environmental or other liabilities that may arise in the future which are not covered by insurance or indemnity, (x) the impact of current and future laws and government regulation, as well as repeal or modification of same, affecting the oil and gas industry in general and the Company's operations in particular, (xi) political and economic uncertainty, and (xii) other risks described from time to time in the Company's SEC filings. Copies of such SEC filings may be obtained at no charge by contacting the Company's investor relations department at 214-397-3045 or by referring to the investor relations section of the Company's website at http://www.enscous.com.

All information in this press release is as of October 25, 2005. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact: Richard LeBlanc 214-397-3011

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ENSCO will conduct a conference call at 10:00 a.m. Central Daylight Time on Tuesday, October 25, 2005, to discuss its third quarter results. The call will be broadcast live over the Internet at www.enscous.com. Interested parties also may listen to the call by dialing 719-457-2649 . We recommend that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available on ENSCO's web site www.enscous.com, or by phone for 24 hours after the call by dialing 719-457-0820 (access code 1146693).

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

OPERATING REVENUES	$276.7	$187.0	$737.1	$536.0

OPERATING EXPENSES
Contract drilling	117.1	101.7	336.3	306.6
Depreciation and amortization	39.8	34.3	115.8	102.0
General and administrative	6.7	6.8	19.1	19.9

	163.6	142.8	471.2	428.5

OPERATING INCOME	113.1	44.2	265.9	107.5

OTHER INCOME (EXPENSE)
Interest income	2.0	0.9	4.9	2.5
Interest expense, net	(6.5)	(8.7)	(22.3)	(28.4)
Other, net	(5.2)	(1.4)	(3.4)	(0.5)

	(9.7)	(9.2)	(20.8)	(26.4)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	103.4	35.0	245.1	81.1

PROVISION FOR INCOME TAXES	27.3	7.3	69.3	18.6

INCOME FROM CONTINUING OPERATIONS	76.1	27.7	175.8	62.5

GAIN FROM DISCONTINUED OPERATIONS	0.4	(1.9)	12.5	1.8

NET INCOME	$ 76.5	$ 25.8	$188.3	$ 64.3

EARNINGS PER SHARE - BASIC
Continuing operations	$ 0.50	$ 0.18	$ 1.16	$ 0.41
Discontinued operations	0.00	(0.01)	0.08	0.02

	$ 0.50	$ 0.17	$ 1.24	$ 0.43

EARNINGS PER SHARE - DILUTED
Continuing operations	$ 0.50	$ 0.18	$ 1.16	$ 0.41
Discontinued operations	0.00	(0.01)	0.08	0.02

	$ 0.50	$ 0.17	$ 1.24	$ 0.43

AVERAGE COMMON SHARES OUTSTANDING
Basic	151.8	150.8	151.3	150.7
Diluted	152.6	151.0	151.9	150.8

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEET (In millions)

	September 30,	December 31,
	2005	2004
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 232.2	$ 267.0
Accounts receivable, net	217.5	183.0
Prepaid expenses and other	47.2	43.7

Total current assets	496.9	493.7

PROPERTY AND EQUIPMENT, NET	2,639.0	2,431.3

GOODWILL	336.2	341.0

OTHER ASSETS	37.7	56.0

	$3,509.8	$3,322.0

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 203.5	$ 192.8
Current maturities of long-term debt	17.2	23.0

Total current liabilities	220.7	215.8

LONG-TERM DEBT	483.9	527.1

DEFERRED INCOME TAXES	356.1	375.3

OTHER LIABILITIES	22.7	21.9

STOCKHOLDERS' EQUITY	2,426.4	2,181.9

	$3,509.8	$3,322.0

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (In millions) (Unaudited)

	Nine Months Ended September 30,
	2005	2004

OPERATING ACTIVITIES
Net income	$188.3	$ 64.3
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	115.8	102.0
Changes in working capital and other	(58.7)	18.2

Net cash provided by operating activities of continuing operations	245.4	184.5

INVESTING ACTIVITIES
Additions to property and equipment	(401.8)	(247.5)
Net proceeds from disposal of discontinued operations	121.0	--
Other	2.0	(3.9)

Net cash used in investing activities of continuing operations	(278.8)	(251.4)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(49.7)	(14.5)
Cash dividends paid	(11.4)	(11.3)
Proceeds from exercise of stock options	62.9	6.2
Other	(2.8)	(0.1)

Net cash used in financing activities of continuing operations	(1.0)	(19.7)

Effect of exchange rate fluctuations on cash and cash equivalents	(1.1)	(1.0)
Net cash provided by discontinued operations	0.7	14.3

DECREASE IN CASH AND CASH EQUIVALENTS	(34.8)	(73.3)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	267.0	354.0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$232.2	$280.7

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS

			Second
	Third Quarter		Quarter
	2005	2004	2005

Contract drilling
Average day rates
Jackup rigs
North America	$ 69,348	$ 42,743	$ 60,820
Europe/Africa	94,062	62,767	75,667
Asia Pacific	71,895	63,355	65,737
South America/Caribbean	n/a	88,791	n/a

Total jackup rigs	75,376	54,930	65,434
Semisubmersible rig - N. America	185,828	86,605	141,788
Barge rig - Asia Pacific	51,846	51,777	52,249
Platform rigs - North America	33,668	30,384	29,476

Total	$ 76,365	$ 54,655	$ 65,446

Utilization
Jackup rigs
North America	82%	84%	86%
Europe/Africa	100%	77%	96%
Asia Pacific	82%	83%	87%
South America/Caribbean	n/a	100%	n/a

Total jackup rigs	85%	82%	88%
Semisubmersible rig - N. America	98%	36%	92%
Barge rig - Asia Pacific	99%	100%	96%
Platform rigs - North America	55%	33%	66%

Total	84%	78%	87%